Exhibit 23.1(C)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-98106; 333-40623; 333-52762; 333-77957; 333-81549; 333-113328; and 333-120519) of Radian Group Inc. of our report dated June 9, 2008 relating to the Credit-Based Asset Servicing and Securitization LLC financial statements, which appear in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
July 15, 2008